UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): December 18, 2015

HEICO Corporation

(Exact name of registrant as specified in its charter)

Florida	1-4604	65-0341002
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3000 Taft Street, Hollywood, Florida	33021
(Address of Principal Executive Offices)	(Zip Code)

(954) 987-4000

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2 (b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4 (c))

Item 1.01. Entry into a Material Definitive Agreement.

On December 18, 2015, HEICO Electronic Technologies Corp. (“HEICO Electronic Technologies Group”), a wholly-owned subsidiary of HEICO Corporation (the “Company”), entered into an Interest Purchase Agreement (the “Purchase Agreement”) with ASP-Robertson LLC (“ASP”) and Robertson Fuel Systems, L.L.C. (“Robertson”), a wholly-owned subsidiary of ASP.

Pursuant to the Purchase Agreement, HEICO Electronic Technologies Group has agreed to purchase from ASP all rights, title and interest in and to all of the issued and outstanding limited liability company interests of Robertson (the “Interests”) in exchange for $255 million in cash to be paid to ASP at closing, subject to typical post-closing adjustments in accordance with the Purchase Agreement. The closing of the acquisition of the Interests presently is expected to occur within 60 days. Sources of funds for the acquisition primarily will consist of proceeds from borrowings under the Company’s revolving credit facility. The Purchase Agreement includes customary representations, warranties, covenants and closing conditions, including, among other conditions, clearance with the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder. The Company intends to file the Purchase Agreement as an exhibit to its next periodic report on Form 10-Q.

Robertson is the world leader in the design and production of mission-extending, crashworthy and ballistically self-sealing auxiliary fuel systems for military rotorcraft. Robertson’s products include approximately 65 different fuel systems serving over 50 different platforms across military and civil aircraft and ground vehicles.

On December 21, 2015, the Company issued a press release announcing HEICO Electronic Technologies Group’s entry into the Purchase Agreement. A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(d)	Exhibits

Exhibit No.	Exhibit Description

99.1	Press Release dated December 21, 2015.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HEICO Corporation

Date: December 21, 2015	By:	/s/ Carlos L. Macau, Jr.
Carlos L. Macau, Jr. Executive Vice President—Chief Financial Officer and Treasurer

EXHIBIT INDEX

Exhibit No.	Exhibit Description

99.1	Press Release dated December 21, 2015.